Exhibit 99.1

Ultralife Receives $10 Million Communications Systems IDIQ Contract

NEWARK, N.Y. June 20, 2019 -- Ultralife Corporation (NASDAQ: ULBI) has received a fixed price, indefinite-delivery/indefinite-quantity contract for purchases not to exceed $9.986 million from the Naval Air Warfare Center Aircraft Division for our Universal Vehicle Adaptors (“UVA’s”) in support of the Family of Special Operations Vehicles Ground Mobility Vehicle and Mine Resistant Ambush Protected platforms. The award is for five years with the amounts and timing of deliveries based on program requirements. Also, an initial delivery order has been received for approximately $1.4 million and shipments in 2019.

“Ultralife is a proven supplier of Universal Vehicle Adaptors for handheld radios used by the U.S. Department of Defense. This most recent update of our UVA is designed to support both legacy and the latest two-channel handheld radios, providing flexibility of installation into multiple vehicle configurations while delivering high performance and reliability under the toughest of conditions,” said Michael D. Popielec, President and Chief Executive Officer. “We look forward to participating in this multi-year program and continuing to offer technically advanced solutions to our government/defense customers while adding new products to our proven platforms for communications modernization.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit http://www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com